Exhibit 99.1

NEWS

NEWS

NEWS

4 Parkway North, Suite 400
Deerfield, IL 60015

Contact:	Charles A. Nekvasil
Director, Public and Investor Relations
847-405-2515 — CNekvasil@cfindustries.com

CF Industries Holdings, Inc. Reports Net Earnings of $158.8 Million,

or $2.77 Per Diluted Common Share, for First Quarter of 2008

Higher Prices for Nitrogen and Phosphate Drove Substantial

Increases in Sales and Net Earnings over Year-Earlier Quarter

Strong Global Demand for Major Crops Continues to Indicate

Robust Planted Acreage on U.S. Farms This Spring

First Quarter Highlights:

•                  Net sales rose to $667.3 million, up 41 percent from first quarter 2007, driven by substantially higher prices for all products.  Phosphate volume increased modestly, but nitrogen volume declined from year-earlier quarter, as wet spring weather affected timing of fertilizer application in some grain-producing regions

•                  Operating earnings totaled $251.6 million, up from $90.1 million in year-earlier quarter

•                  Net earnings totaled $158.8 million, or $2.77 per diluted share, compared to $57.2 million, or $1.02 per diluted share, in first quarter 2007

•                  First quarter results included $69.6 million in non-cash, pre-tax unrealized gains, or $0.78 per diluted share on an after-tax basis, from mark-to-market adjustments on natural gas derivatives.  The gains compare to $38.5 million in non-cash, pre-tax unrealized gains, or $0.44 per diluted share on an after-tax basis, from mark-to-market adjustments included in first quarter 2007 results

Outlook:

•                  Robust global grain demand and tight supply/demand balances for fertilizer have set the stage for strong second quarter performance

Deerfield, Illinois — (Business Wire) — April 24, 2008: CF Industries Holdings, Inc. (NYSE: CF) today reported net earnings of $158.8 million, or $2.77 per diluted share, for the first quarter of 2008.  The earnings represent a significant improvement over first quarter 2007, when the company earned $57.2 million, or $1.02 per diluted share.

Net sales for the quarter totaled $667.3 million, a 41 percent increase over first quarter 2007 levels, the result of higher prices for all of the company’s products.  Gross margin totaled $271.2 million, up from $105.1 million in the year-earlier quarter.

“The quarter’s significantly increased pricing clearly demonstrates the strong fundamentals in global agricultural and fertilizer markets today, including the expectation of a strong spring planting season in North America,” explained Stephen R. Wilson, chairman and chief executive officer of CF Industries Holdings, Inc.

During the first quarter, phosphate volume increased modestly thanks to increased export sales, but nitrogen volume was down from the year-earlier level.  CF Industries’ nitrogen sales are concentrated in the U.S. Corn Belt and other grain-producing regions.  Weather conditions have led to a later start of field work than last year in some markets.

“The first quarter is generally a period when manufacturers and distributors build fertilizer inventories, waiting for spring to arrive so farmers can begin planting.  Occasionally, field work begins in March.  In most years, like this one, field work doesn’t begin in earnest until April, and quarterly sales patterns reflect that variability,” Wilson pointed out.

Nitrogen Fertilizer Business

Significant increases in average selling prices for all of the company’s nitrogen products produced sharply higher net sales and gross margin compared to the first quarter of 2007.

Net sales for nitrogen totaled $437.8 million, up 25 percent from $350.9 million in first quarter 2007.  During the quarter, CF Industries sold 1.27 million tons of nitrogen fertilizer, down 11 percent from the 1.43 million tons sold in the year-earlier quarter.  The volume decline was the result of wet spring weather.

Gross margin totaled $197.5 million, more than double the $90.7 million in first quarter 2007.  First quarter 2008 gross margin, including the nitrogen segment’s mark-to-market gain, was 45.1 percent of nitrogen sales, compared to 25.8 percent in the year-earlier quarter.

Average selling prices for all of the company’s nitrogen products increased compared to both the year-earlier quarter and the fourth quarter of 2007.  For ammonia, the average selling price was $428 per ton, up from $298 in first quarter 2007 and $410 in the fourth quarter of 2007.  For urea, the average selling price was $387 per ton, up from $294 in the year-earlier quarter and $357 in 2007’s fourth quarter.  For urea ammonium nitrate solution (UAN), the average selling price was $285 per ton, up from $186 in the year-earlier quarter and $239 in fourth quarter 2007.

The benefit of substantially higher nitrogen selling prices in the quarter was partially offset by higher purchased product and realized natural gas costs.

During the quarter, the company’s nitrogen complexes operated at 96 percent of capacity.  The Donaldsonville, Louisiana complex exceeded 99 percent of capacity utilization, while the Medicine Hat, Alberta complex operated at 85 percent of capacity.  The lower Medicine Hat operating rate was the result of a previously announced production outage at the complex’s No. 1 Ammonia Plant, which reduced production for the quarter by approximately 45,000 tons.  The plant returned to full production in mid-March.

“During the first quarter, we delivered significantly improved sales revenue and gross margin in our nitrogen segment.  We also positioned inventories in our extensive in-market distribution network in anticipation of a very strong spring season,” Wilson noted.

Nitrogen sales under the company’s Forward Pricing Program (FPP) totaled 949,000 tons during the quarter, accounting for 75 percent of segment sales.  In first quarter 2007, FPP sales represented 52 percent of nitrogen volume.

Phosphate Fertilizer Business

The company’s phosphate fertilizer business reported substantial increases in net sales and gross margin compared to the year-earlier quarter, as an extremely tight global supply/demand balance pushed prices to unprecedented levels.

Net sales of phosphate totaled $229.5 million, almost double the $121.5 million reported for first quarter 2007.  Volume was 470,000 tons, up modestly from 461,000 in the year-earlier quarter, reflecting increased phosphate exports.

Gross margin on phosphate sales totaled $73.7 million, substantially higher than the $14.4 million in first quarter 2007.  Gross margin was 32.1 percent of first quarter phosphate sales, a significant increase over the 11.9 percent in first quarter 2007.  However, on a sequential quarter basis, while gross margin per ton remained stable, the gross margin percentage declined from 37.4 percent in fourth quarter 2007, primarily due to sizeable increases in the costs of sulfur and ammonia, raw materials used in the production of phosphate fertilizers.

Average selling prices for the company’s phosphate products increased significantly during the quarter, up from both year-earlier and fourth quarter 2007 levels.  For diammonium phosphate (DAP), prices averaged $493 per ton, up from $262 in the year-earlier quarter and $420 in the fourth quarter of 2007.  For monoammonium phosphate (MAP), prices averaged $467 per ton, up from $269 in the year-earlier quarter and $431 in fourth quarter 2007.

The company’s Plant City, Florida Phosphate Complex operated at 94 percent of capacity during the quarter.

Phosphate sales under the company’s FPP totaled 325,000 tons during the quarter, accounting for 69 percent of segment sales.  In first quarter 2007, FPP sales represented 41 percent of phosphate volume.

“Our phosphate operations responded effectively to the significant opportunity in the market,” Wilson explained.  CF Industries reported in its 2007 10-K that Plant City DAP/MAP capacity had increased to 2.1 million tons annually.

Liquidity and Financial Position

CF Industries continues to hold investments in auction rate securities.  Late in the first quarter of 2008, liquidity in credit markets tightened and the traditional market trading mechanism for these securities ceased when auctions for them failed.  As a result, these investments are no longer liquid investments.  The company will not be able to access these funds until auctions of these securities are successful, buyers are found outside the auction process, and/or the securities are redeemed by the issuers.

Consequently, at March 31, 2008 the company’s investments in auction rate securities are no longer included in short-term investments and have been classified as noncurrent assets on its consolidated balance sheet.  The $259.9 million carrying value of these investments is net of an $8.6 million pre-tax unrealized holding loss that has been reported in other comprehensive income.  The company presently intends to hold these securities until market liquidity returns.

At March 31, 2008 the company’s cash, cash equivalents, and short-term investments totaled $852.0 million, and its negative net debt (i.e., net cash) defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances, totaled $293.4 million.  At March 31, 2007, the company’s cash, cash equivalents, and short-term investments totaled $490.8 million, and its negative net debt was $161.5 million.  The 2008 first quarter total for cash, cash equivalents, and short-term investments does not include auction rate securities.

Dividend Payment

On April 22, 2008, the company’s Board of Directors declared the regular quarterly dividend of $0.10 per common share.  The dividend will be paid on June 2, 2008 to stockholders of record on May 15, 2008.

Mark-to-Market Impact

First quarter 2008 results included $69.6 million in non-cash, pre-tax unrealized gains, or $0.78 per diluted share on an after-tax basis, from mark-to-market adjustments.  This compares to $38.5 million in non-cash, pre-tax unrealized gains, or $0.44 per diluted share on an after-tax basis, in the year-earlier quarter.  Mark-to-market adjustments on natural gas derivatives are included in the company’s nitrogen segment gross margin.

Safety Performance

CF Industries reported one lost-time accident (LTA) at its facilities during the first quarter.

“While this represents a good performance for a period when our operations were running at high operating levels, our goal is to incur no LTAs,” Wilson noted.

Strategic Update

CF Industries has leased office space in Lima, Perú in anticipation of supporting the development of the world-scale ammonia and urea complex it has proposed building in that nation.  The project’s technical team is evaluating proposals from potential contractors and various ammonia and urea production technologies.  The company is continuing negotiations on a gas term sheet for the project.  It is also working with the Perúvian government and others to evaluate potential sites and develop needed infrastructure for the complex.

In the U.S., CF Industries is developing a revised cost estimate for the proposed gasification project at its Donaldsonville Nitrogen Complex.  As previously announced, the initial estimate came in substantially higher than anticipated, so the company is reviewing alternative contractors and gasification technologies.

Outlook

“The outlook for the spring planting season remains bullish, thanks to extremely positive demand fundamentals for major crops and tight global supply/demand balances for fertilizer products,” commented CF Industries’ Wilson.

“The U.S. entered the spring season with low grain inventories and strong demand for corn, soybeans, and wheat.  That is expected to keep prices for crops at record or near-record levels throughout the season,” he added.

These prices, which the United States Department of Agriculture (USDA) has predicted will help drive a second consecutive year of record net cash farm income, should encourage farmers to maintain 2007’s high acreage totals for major crops and maximize economic yield on those acres through optimal fertilizer application.

The CF Industries CEO also commented on several factors that could affect the company’s second quarter performance — specifically, weather conditions and corn acreage.

“During the last two weeks, as field conditions have improved throughout much of the Corn Belt, we’ve seen a significant increase in shipping rates, and we believe the planting season should result in the expected strong spring volumes for nitrogen and phosphate fertilizers,” he added.

Looking at nitrogen specifically, CF Industries has a strong forward order book under its FPP, reducing margin risk from potential summer and fall spikes in natural gas costs.

Wilson also discussed reported results of the USDA “Prospective Plantings” report.  Issued at the end of March, it predicted that farmers would plant 86 million acres of corn this year, down from earlier estimates of approximately 89 million acres and down from 2007’s final acreage of 93.6 million.  Corn is the most nitrogen-intensive of major U.S. crops.

“Putting the estimated 86 million acres into perspective, it would still be the second highest corn acreage since 1944.  Beyond that, there’s potential upside in corn acreage this spring,” Wilson explained, noting that in 2007, actual corn acreage came in more than 3 million higher than the intentions report predicted.  Increased acreage for wheat and minor crops could also help offset any reduced nitrogen demand from corn planting, he added.

In phosphate, Wilson believes strong agricultural markets and a tight supply/demand balance could continue to support strong fertilizer prices in export and domestic markets.

“Strong North American demand for phosphate, coupled with growing demand from nations such as India and Brazil, has tightened a market where little new capacity is expected for several years,” he noted.  Significant increases in spot phosphate prices seen during the first quarter should begin to be reflected in the company’s average selling prices in the second quarter, he added.

Sulfur availability remains a concern for phosphate producers.  Strong global demand from metals and fertilizer producers has come at a time of reduced refinery sulfur production, leading to significant price increases.  In the first quarter, sulfur prices were approximately four times year-earlier levels, and the company expects continued price escalation in second quarter sulfur contracts.  The company believes it has adequate contracted supplies of sulfur to maintain planned production levels throughout the second quarter.

Non-integrated phosphate producers are also facing significant escalation in the price of phosphate rock, but Wilson reminded investors that CF Industries’ phosphate rock mine and beneficiation plant in Hardee County, Florida provide 100 percent of the company’s rock needs.

“We face the usual uncertainties going into this spring, but the underlying global positives for agriculture remain extremely strong.  We’re well positioned, thanks to our manufacturing operations and extensive distribution network, to capitalize on today’s opportunity.  We’re excited about our prospects for the spring and 2008,” Wilson commented.

FPP Update

As of April 21, 2008, FPP bookings for the remainder of 2008 stood at 3.7 million tons, compared to 1.5 million tons at the comparable point last year.

Conference Call

CF Industries will hold a conference call to discuss first quarter results at 10:00 a.m. ET on Friday, April 25, 2008.  Investors can access the call through the Investor Relations section of the company’s Web site (www.cfindustries.com), as well as find call-in information there.

Company Information

CF Industries Holdings, Inc., headquartered in Deerfield, Illinois, is the holding company for the operations of CF Industries, Inc.  CF Industries, Inc. is a major producer and distributor of nitrogen and phosphate fertilizer products.  CF Industries operates world-scale nitrogen fertilizer plants in Donaldsonville, Louisiana and Medicine Hat, Alberta, Canada; conducts phosphate mining and manufacturing operations in Central Florida; and distributes fertilizer products through a system of terminals, warehouses, and associated transportation equipment located primarily in the midwestern United States.  The company also owns a 50 percent interest in KEYTRADE AG, a global fertilizer trading organization headquartered near Zurich, Switzerland.

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  Management believes that certain non-GAAP financial measures provide additional meaningful information regarding the company’s performance, liquidity, financial strength and capital structure.  The non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP.  In addition, because not all companies use identical calculations, the non-GAAP financial measures included in this earnings release may not be comparable to similarly titled measures of other companies.  Reconciliations of the non-GAAP financial measures to GAAP are provided in tables accompanying this news release.

Safe Harbor Statement

Certain statements contained in this presentation may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this presentation, other than those relating to historical information or current condition, are forward-looking statements.  These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from such statements.  These risks and uncertainties include: the relatively expensive and volatile cost of North American natural gas; the cyclical nature of our business; changes in global fertilizer supply and demand and its impact on markets and selling prices; the nature of our products as global commodities; intense global competition in the consolidating markets in which we operate; conditions in the U.S. agricultural industry; weather conditions; our inability to accurately predict seasonal demand for our products; the concentration of our sales with certain large customers; the impact of changing market conditions on our forward pricing program; the reliance of our operations on a limited number of key facilities; the significant risks and hazards against which we may not be fully insured; reliance on third party transportation providers; unanticipated adverse consequences related to the expansion of our business; our inability to expand our business, including the significant resources that could be required; potential liabilities and expenditures related to environmental and health and safety laws and regulations; our inability to obtain or maintain required permits and governmental approvals; acts of terrorism; difficulties in securing the supply and delivery of raw materials we use and increases in their costs; losses on our investments in securities; loss of key members of management and professional staff; and the other risks and uncertainties included from time to time in our filings with the Securities and Exchange Commission.  We undertake no obligation to update or revise any forward-looking statements.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RESULTS OF OPERATIONS

	Three months ended March 31,
	2008	2007
	(in millions, except per share amounts)
Net sales	$667.3	$472.4
Cost of sales	396.1	367.3
Gross margin	271.2	105.1
Selling, general and administrative	18.2	13.7
Other operating – net	1.4	1.3
Operating earnings	251.6	90.1
Interest income – net	(8.1)	(3.4)
Minority interest	18.5	7.0
Other non-operating – net	(2.7)	(0.5)
Earnings before income taxes and equity in earnings of unconsolidated affiliates	243.9	87.0
Income tax provision	86.8	29.8
Equity in earnings of unconsolidated affiliates – net of taxes	1.7	—
Net earnings	$158.8	$57.2

Net earnings per share
Basic	$2.83	$1.04
Diluted	$2.77	$1.02

Weighted average common shares outstanding
Basic	56.2	55.1
Diluted	57.4	56.2

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARIZED BALANCE SHEETS

	March 31,	December 31,	March 31,
	2008	2007	2007
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$852.0	$366.5	$27.8
Short-term investments	—	494.5	463.0
Accounts receivable	154.2	148.7	118.5
Inventories	444.5	231.7	303.7
Assets held for sale	0.6	6.7	6.0
Other	65.2	31.0	17.7
Total current assets	1,516.5	1,279.1	936.7
Property, plant and equipment - net	636.4	623.6	593.9
Goodwill	0.9	0.9	0.9
Asset retirement obligation escrow account	28.3	21.9	21.1
Investments in and advances to unconsolidated affiliates	45.2	41.6	—
Investments in auction rate securities	259.9	—	—
Other assets	43.4	45.4	45.1

Total assets	$2,530.6	$2,012.5	$1,597.7

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable and accrued expenses	$254.3	$210.4	$194.8
Income taxes payable	64.5	2.6	18.7
Customer advances	553.8	305.8	325.0
Deferred income taxes	56.2	30.7	10.8
Distributions payable to minority interest	56.1	57.6	28.1
Other	1.0	22.2	3.2
Total current liabilities	985.9	629.3	580.6
Notes payable	4.8	4.9	4.3
Deferred income taxes	17.9	32.1	6.0
Other noncurrent liabilities	144.4	141.9	156.0
Minority interest	34.7	17.3	21.0
Stockholders’ equity	1,342.9	1,187.0	829.8

Total liabilities and stockholders’ equity	$2,530.6	$2,012.5	$1,597.7

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF CASH FLOWS

	Three months ended March 31,
	2008	2007
	(in millions)
Operating Activities:
Net earnings	$158.8	$57.2
Adjustments to reconcile net earnings to net cash provided by operating activities
Minority interest	18.5	7.0
Depreciation, depletion and amortization	25.8	20.1
Deferred income taxes	14.4	8.0
Stock compensation expense	2.3	1.9
Excess tax benefit from stock-based compensation	(4.7)	(1.0)
Unrealized gain on derivatives	(69.6)	(38.5)
Equity in earnings of unconsolidated affiliates – net of taxes	(1.7)	—
Changes in:
Accounts receivable	(7.3)	(3.4)
Margin deposits	(0.9)	2.7
Inventories	(213.3)	(127.3)
Prepaid product and expenses	19.3	1.5
Accrued income taxes	67.0	18.2
Accounts payable and accrued expenses	44.7	21.1
Product exchanges – net	(4.1)	(1.6)
Customer advances – net	248.0	222.3
Other – net	—	2.9
Net cash provided by operating activities	297.2	191.1
Investing Activities:
Additions to property, plant and equipment	(34.0)	(21.0)
Proceeds from the sale of property, plant and equipment	0.1	0.1
Purchases of investment securities	(116.0)	(276.8)
Sales and maturities of investment securities	342.0	113.9
Deposit to asset retirement obligation escrow account	(6.2)	(9.4)
Other – net	1.2	1.1
Net cash provided by (used in) investing activities	187.1	(192.1)
Financing Activities:
Dividends paid on common stock	(5.6)	(1.1)
Issuances of common stock under employee stock plans	2.1	3.3
Excess tax benefit from stock-based compensation	4.7	1.0
Net cash provided by financing activities	1.2	3.2
Effect of exchange rate changes on cash and cash equivalents	—	0.2
Increase in cash and cash equivalents	485.5	2.4
Cash and cash equivalents at beginning of period	366.5	25.4
Cash and cash equivalents at end of period	$852.0	$27.8

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

NITROGEN FERTILIZER BUSINESS

	Three months ended March 31,
	2008	2007
	(in millions, except as noted)
Net sales	$437.8	$350.9
Cost of sales	240.3	260.2
Gross margin	$197.5	$90.7

Gross margin percentage	45.1%	25.8%

Tons of product sold (in thousands)	1,266	1,429

Sales volumes by product (tons in thousands)
Ammonia	75	121
Urea	650	666
UAN	539	639
Other nitrogen fertilizers	2	3

Average selling prices (dollars per ton)
Ammonia	$428	$298
Urea	387	294
UAN	285	186

Cost of natural gas (dollars per MMBtu) (1)
Donaldsonville	$8.42	$7.57
Medicine Hat	7.68	6.35

Average daily market price of natural gas (dollars per MMBtu)
Henry Hub (Louisiana)	$8.58	$7.13
AECO (Alberta)	7.84	6.27

Depreciation and amortization	$14.4	$12.4
Capital expenditures	$11.0	$5.9

Production volume by product (tons in thousands)
Ammonia (2) (3)	825	873
Granular urea (2)	602	626
UAN (28%)	682	673

(1) Includes gas purchases and realized gains and losses on gas derivatives.

(2) Total production at Donaldsonville and Medicine Hat, including the 34% interest of Westco, our joint  venture partner in Canadian Fertilizers Limited.

(3) Gross ammonia production, including amounts subsequently upgraded on-site into urea and/or UAN.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

SEGMENT DATA

PHOSPHATE FERTILIZER BUSINESS

	Three months ended March 31,
	2008	2007
	(in millions, except as noted)
Net sales	$229.5	$121.5
Cost of sales	155.8	107.1
Gross margin	$73.7	$14.4

Gross margin percentage	32.1%	11.9%

Tons of product sold (in thousands)	470	461

Sales volumes by product (tons in thousands)
DAP	384	388
MAP	86	73

Domestic vs. export sales of DAP/MAP (tons in thousands)
Domestic	389	398
Export	81	63

Average selling prices (dollars per ton)
DAP	$493	$262
MAP	467	269

Depreciation, depletion, and amortization	$10.5	$7.2
Capital expenditures	$22.3	$12.7

Production volume by product (tons in thousands)
Hardee Phosphate Rock Mine
Phosphate rock	906	864
Plant City Phosphate Fertilizer Complex
Sulfuric Acid	604	589
Phosphoric acid as P2O5 (1)	243	225
DAP/MAP	473	446

(1) P2O5 is the basic measure of the nutrient content in phosphate fertilizer products.

CF INDUSTRIES HOLDINGS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF NON-GAAP DISCLOSURE ITEMS

Reconciliation of net earnings to EBITDA:

	Three months ended March 31,
	2008	2007
	(in millions)
Net earnings	$158.8	$57.2
Interest income – net	(8.1)	(3.4)
Income tax provision	86.8	29.8
Depreciation, depletion and amortization	25.8	20.1
Less: Loan fee amortization (1)	(0.1)	(0.2)

EBITDA	$263.2	$103.5

(1) To adjust for amount included in both interest and amortization.

EBITDA is defined as net earnings (loss) plus interest expense (income)—net, income tax provision (benefit) and depreciation, depletion and amortization.  We have presented EBITDA because management uses the measure to track performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.  We regularly evaluate our performance as compared to other companies in our industry that have different financing and capital structures and/or tax rates by using EBITDA.

Reconciliation of debt to net debt (net cash):

	March 31,	December 31,	March 31,
	2008	2007	2007
	(in millions)
Total debt	$4.8	$4.9	$4.3
Less: cash, cash equivalents and short-term investments	852.0	861.0	490.8
Plus: customer advances	553.8	305.8	325.0

Net debt (net cash)	$(293.4)	$(550.3)	$(161.5)

Net debt (net cash) is defined as total debt minus cash, cash equivalents and short-term investments, plus customer advances.  We include customer advances in this calculation to reflect the liability associated with our obligations to supply fertilizer in the future, which offsets cash received in the form of customer advances.  Net debt (net cash) does not include Canadian Fertilizers Limited’s distributions of earnings to its minority interest holder.  We use net debt (net cash) in the evaluation of our capital structure.

We continue to hold $259.9 million of investments in auction rate securities.  Due to illiquidity in the credit markets in the first quarter of 2008, the traditional market trading mechanisms for auction rate securities ceased and auctions for these securities failed.  These investments, for which auctions have failed, are no longer liquid investments and we will not be able to access these funds until such time as traditional market trading mechanisms resume, a buyer is found outside the auction process and/or the securities are redeemed by the issuer.  At March 31, 2008, we have classified our investments in auction rate securities as noncurrent assets on our consolidated balance sheet.  These noncurrent assets are excluded from the calculation of net debt (net cash).  In prior periods, these investments were classified as current assets.